Exhibit 11

                        TACO CABANA, INC.
                     Information Supporting
                     Per Share Computations



                              13 Weeks Ended           26 Weeks Ended
                              --------------           --------------
                           June 30,      July 2,     June 30,     July 2,
                             1996         1995         1996        1995
                           ---------   ----------    --------  ----------
Net Income              $  (553,000)  $(6,028,000)  $ 181,000 $(4,990,000)

Net Income per share
Computation:

Average Common Shares
  Outstanding             15,687,689   15,564,162   15,685,360  15,564,162
Common stock equivalents-
  dilutive options                 -            -      266,379           -
                          ----------   ----------   ----------  ----------

Average outstanding
  common and common
  equivalent shares       15,687,689   15,564,162   15,952,239  15,564,162


Net Income per share      $    (0.04)  $    (0.39)  $     0.01  $   (0.32)
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